UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2026

American Coastal Insurance Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35761	75-3241967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

570 Carillon Parkway, Suite 100
St. Petersburg, Florida		33716
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (727) 633-0851

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ACIC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2026, Sherrill W. Hudson notified American Coastal Insurance Corporation (the "Company") that he will not seek re-election of his position as a member of the Board of Directors (the "Board") of the Company. Mr. Hudson will continue to serve on the Board and Committees through the remainder of his term which will expire as of the date of the 2026 Annual Meeting of Shareholders. Mr. Hudson's decision to not seek re-election to the Board was not the result of any disagreement with the Company or the Board.

The Board has nominated Deirdre A. Brown, CPA, for election by the Shareholders as a Director of the Company at the Company's 2026 Annual Meeting of Shareholders, to fill the vacancy left by Mr. Hudson. Ms. Brown has served as a Director of the Company's insurance subsidiary, American Coastal Insurance Company ("Amcoastal"), since 2024, and is the Chair of the Risk Management Committee. She is a Certified Public Accountant with more than three decades of experience in accounting, internal audit, regulatory affairs, and corporate strategy. Her early career included positions in public accounting and internal audit roles. Ms. Brown's full qualifications will be provided to Shareholders with the Company's 2026 Proxy.

On February 17, 2026, the Company appointed Troy Crawford as the Company's Chief Underwriting Officer. Mr. Crawford has served as Chief Underwriting Office of Amcoastal since January 2025, overseeing underwriting strategy, risk selection, and portfolio performance across Amcoastal's commercial insurance operations. With more than 30 years of experience, Mr. Crawford has led large property and casualty P&L portfolios at leading national and regional carriers, including Nationwide Insurance, The Hartford and Westfield. Mr. Crawford holds both a Bachelor of Arts and a Master of Business Administration from Ohio University and has earned the Chartered Property Casualty Underwriter (CPCU) and Chartered Life Underwriter (CLU) designations. Mr. Crawford will continue to be responsible for the portfolio performance of Amcoastal and will now be responsible for the underwriting functions of the Company.

In connection with Mr. Crawford's appointment as Chief Underwriting Officer, the Company entered into an Employment Agreement with Mr. Crawford (the “Employment Agreement”) on February 17, 2026. The Employment Agreement provides that the Company will employ Mr. Crawford on an at-will basis, for a term that begins on the effective date and continues until the first (1st) anniversary of the effective date. The Employment Agreement will automatically renew for additional one-year terms unless either party provides 30 days' written notice of such party's intent to terminate Mr. Crawford's employment, or unless the Company terminates Mr. Crawford's employment for "cause" or Mr. Crawford resigns for "Good Reason", as such terms are defined in the Employment Agreement. Pursuant to the Employment Agreement, Mr. Crawford will receive an annual base salary and (1) is eligible to receive annual cash bonuses at the discretion of the Board of Directors of the Company, based on achievement of performance goals to be established for the Company's executive management team, and (2) is eligible to participate in other benefits generally available to senior executives of the Company, including equity compensation plans.

The Employment Agreement provides that upon the termination of Mr. Crawford's employment, he will refrain from soliciting any employee and certain former employees of the Company for two years following the termination of Mr. Crawford's employment, unless such employee has not been employed by the Company for more than one year.

The foregoing description does not purport to be a complete description of the Employment Agreement and such description is qualified by reference to the full text of such document, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated February 17, 2026, between American Coastal Insurance Corporation and Troy Crawford
104	Cover Page Interactive Data File (embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Coastal Insurance Corporation

Date:	February 20, 2026	By:	/s/ B. Bradford Martz
B. Bradford Martz, President and Chief Executive Officer (principal executive officer and duly authorized officer)